                                                       CONTACT:  JAMES C. SHAY
BHA-0406                                                 SENIOR VICE PRESIDENT
July 21, 2004                                          CHIEF FINANCIAL OFFICER
8:30 A.M. ET                                     (816) 356-8400, Extension 336

                       BHA GROUP HOLDINGS, INC. ANNOUNCES
                           THIRD QUARTER 2004 EARNINGS

For the quarter ended June 30, 2004 ("fiscal 2004"), BHA Group Holdings, Inc.'s (NASDAQ - BHAG) consolidated net income was $3.3 million or $.49 per diluted share. This compares to $1.8 million or $.27 per diluted share during the same period in the prior year. For the nine months ended June 30, 2004, BHA's consolidated net income was $11.1 million or $1.67 per diluted share compared to $8.0 million or $1.23 per diluted share for first nine months of last year.

Commenting on the favorable results, James E. Lund, President and Chief Executive Officer, said, "We are pleased to report an increase in sales and earnings for the most recently completed quarter which is reflective of the strength the Company has in the diversity of its businesses. The improved results in worldwide fabric filter sales are consistent with strengthening in the manufacturing sector in general. Our BHA Technologies business segment also continues to perform well. Year-to-date sales of electrostatic precipitator replacement parts and service are in line with our internal expectation."

The following table summarizes BHA's revenues and pre-tax income by segment (dollars in millions):

                                                     QUARTER ENDED                    NINE MONTHS ENDED
                                                       JUNE 30,                           JUNE 30,
                                                 2004             2003              2004             2003
                                                 ----             ----              ----             ----
REVENUES
Domestic Air Pollution Control (APC) Segment
     U.S. Fabric Filter                           21.8             17.7             62.7              54.5
     U.S. Electrostatic Precipitator (ESP)        14.8              6.3             34.2              43.1
     U.S. Exports to Latin America and Asia        6.4              4.6             16.2              11.5
                                                ------           ------           ------           -------
         Total Domestic APC Segment               43.0             28.6            113.1             109.1
Europe APC Segment                                 8.0              6.8             26.6              18.1
BHA Technologies Segment                           6.2              3.6             16.6              10.6
                                                ------           ------           ------           -------
     TOTAL REVENUES                               57.2             39.0            156.3             137.8
                                                ======           ======           ======           =======

PRE-TAX EARNINGS
Domestic APC Segment                               2.9              1.8              9.5               9.9
Europe APC Segment                                 0.4              0.2              1.6               0.1
BHA Technologies Segment                           1.6              0.6              5.5               1.9
                                                ------           ------           ------           -------
     TOTAL PRE-TAX EARNINGS                        4.9              2.6             16.6              11.9
                                                ======           ======           ======           =======

REVENUES
Consolidated revenues for the nine months ended June 30, 2004 increased 13% over the same period in the prior year due to sales increases across all three segments. Revenues for the Domestic APC segment increased 4% which included a $12.9 million or 20% increase in fabric filter replacement parts to customers in the U.S. and export markets. The increase in fabric filter sales corresponds to improving business conditions in the manufacturing sector of those economies. Year-to-date sales of electrostatic precipitator replacement parts and service sales declined $8.9 million or 21%. Going into the year, the Company had provided guidance that it expected a year-over-year decline in sales for this portion of its business during the first half of the year due to the unusually strong revenues of the ESP related business during the prior fiscal year. The timing of execution of major project work tends to cause fluctuations in quarterly sales results. On a U.S. dollar basis, sales for the Europe APC segment increased 47% due to improving replacement parts business combined with an increase in major project work. On a local currency basis, sales increased 31% over the prior year for the nine-month period. BHA Technologies' sales to third parties increased by 57% due in large part to its continued success in selling membrane products for use in non-consumer apparel applications.

Consolidated revenues for the quarter ended June 30, 2004 increased 47% over the same period in the prior year. Sales for the Domestic APC segment for the third quarter rose 50% over the prior year due to increases across both the fabric filter and electrostatic precipitator parts and service product lines. Consolidated revenue growth for the quarter was also attributable to the increase in the Europe APC and BHA Technologies segments which rose 16% and 72%, respectively, as compared to the same period in the prior year.

PRE-TAX EARNINGS
For the first nine months of the current fiscal year, pre-tax earnings were $16.6 million, an increase of 40% over the prior year. The Company's pre-tax earnings growth exceeded the growth in revenues due to improved gross margins. Gross margin as a percentage of sales was 33.8% and 31.8% for the first nine months of fiscal 2004 and 2003, respectively. The improved gross margins were attributable to a combination of sales mix and cost reductions. Operating margins as a percentage of sales were 10.8% and 8.9% for the first nine months of fiscal 2004 and 2003, respectively.

Pre-tax earnings for the third quarter increased 89% to $4.9 million as compared to $2.6 million in the same period of the prior year. The increase in pre-tax earnings was attributable to the overall increase in sales. The results for the quarter include $0.7 million in legal, investment banking and regulatory filing fees relating to the pending merger with GE Energy.

INCOME TAXES
The Company's consolidated effective income tax rate was 33.5% for the nine months ended June 30, 2004 compared to 33.0% for the same period in the prior year. The final consolidated effective income tax rate for the 12 months ended September 30, 2003 was 33.8%.

CASH FLOWS
For the first nine months of fiscal 2004, the Company generated $12.3 million in cash flows from operations compared to $12.4 million generated during the same period in the prior year. During the current year, cash was used in part to fund capital expenditures of $2.6 million, pay cash dividends of $3.1 million and repurchase treasury shares for $0.4 million.

BACKLOG
BHA's backlog was $57.0 million at June 30, 2004. This compares with order backlogs of $71.9 million at March 31, 2004 and $59.1 million at June 30, 2003.

OUTLOOK
The following is specific guidance being provided for the fourth quarter of fiscal 2004:

    o For the fourth quarter of fiscal 2004, the Company anticipates that consolidated net sales will increase by as much as 5% over the same period in the prior year.
    o Earnings for the fourth quarter of fiscal 2004 are expected to be in the range of $.30 to $.35 per diluted share as compared to $.30 reported for the same period in the prior year. The earnings per diluted share figures included within this Outlook section are exclusive of any estimated expenses associated with the merger with GE Energy discussed below.

For more information, you should refer to the sections entitled, "Outlook" and "Factors Affecting Earnings and Share Price" included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 11, 2003.

BHA Group Holdings, Inc. is a world leader in innovative filtration technology. Its two principal operating subsidiaries are BHA Group, Inc., the world's largest supplier of replacement parts and services for industrial air pollution control systems, and BHA Technologies, Inc., which manufactures and markets expanded polytetrafluoroethylene (ePTFE) membrane products for use in a variety of industrial and consumer products.

This press release contains forward-looking statements that reflect the Company's current views with respect to future events and financial performance. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words "should," "believe," "anticipate," "expect," and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the performance of newly established domestic and international operations, demand and price for the Company's products and services, and other factors. You should also consult the sections entitled "Factors Affecting Earnings and Stock Price" and "Management's Discussion and Analysis" included in the Company's report on Form 10-K which was filed with the Securities & Exchange Commission on November 11, 2003 and the Company's report on Form 10-Q for the most recently completed quarter expected to be filed today.

                            BHA GROUP HOLDINGS, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                & BALANCE SHEETS
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                          QUARTER ENDED                    NINE MONTHS ENDED
                                             JUNE 30                            JUNE 30
                                      2004             2003              2004             2003
                                      ----             ----              ----             ----
Net sales                            $ 57.2           $ 39.0            $156.3           $137.8
                                     ------           ------            ------           ------
Gross margin                           17.7             12.8              52.9             43.8
Operating expense                      12.8             10.1              36.1             31.5
Interest expense, net                     -               .1                .2               .4
                                     ------           ------            ------           ------
Earnings before income taxes            4.9              2.6              16.6             11.9
Income tax expense                      1.6               .8               5.5              3.9
Net income                           $  3.3           $  1.8            $ 11.1           $  8.0
                                     ======           ======            ======           ======
Diluted shares outstanding              6.8              6.6               6.6              6.5
                                     ======           ======            ======           ======
Diluted earnings per share           $ 0.49           $ 0.27            $ 1.67           $ 1.23
                                     ======           ======            ======           ======

Depreciation and amortization        $  1.5           $  1.4            $  4.3           $  4.4
                                     ======           ======            ======           ======


The earnings per share figures in this press release are computed on a "diluted" basis as defined under Statement of Financial Accounting Standards No. 128, "Earnings per Share."

                                                 JUNE 30,        SEPTEMBER 30,
                                                   2004               2003
                                                   ----               ----

Cash and equivalents                           $   25.1           $   18.8
Accounts receivable                                34.8               28.8
Inventories                                        25.4               23.5
Other current assets                                6.2                5.2
                                               --------           --------
     Total current assets                          91.5               76.3
PP&E and other assets                              36.9               40.4
                                               --------           --------
Total assets                                   $  128.4           $  116.7
                                               ========           ========

Current debt and lease payments                $    2.5           $    2.5
Accounts payable and accruals                      27.9               23.5
                                               --------           --------
     Total current liabilities                     30.4               26.0
Long-term debt and capital leases                  10.2               12.2
Other liabilities                                   3.0                3.1
                                               --------           --------
Total liabilities                                  43.6               41.3
Equity                                             84.8               76.4
                                               --------           --------
Total liabilities and equity                   $  128.4           $  116.7
                                               ========           ========

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